Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PATTERSON-UTI ENERGY, INC.,

CRESCENT MERGER SUB INC.,

CRESCENT RANCH SECOND MERGER SUB LLC

and

PIONEER ENERGY SERVICES CORP.

Dated as of July 5, 2021

i

(continued)

(continued)

(continued)

Page
Exhibit A Tax Certificate	84
Exhibit B Forum Selection Bylaws	85
Exhibit C Form of Third Supplemental Indenture	86

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plans	5.15
409A Authorities	3.12(f)
ABL Credit Facility	8.3(a)
ABL Payoff Amount	5.14(c)
Acceptable Confidentiality Agreement	5.2(a)
Accrued Interest	5.14(b)
Acquisition Proposal	5.2(h)(i)
Action	3.10
Adverse Recommendation Change	5.2(b)(i)
Affiliate	8.3(b)
Affiliate Group	8.3(c)
Affiliate Transaction	3.23
Aggregate Shares	8.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)(ii)
Anti-Corruption Laws	3.27(a)
Antitrust Laws	8.3(e)
Applicable Date	8.3(f)
Balance Sheet	3.7
Book-Entry Shares	2.3(b)
Business Day	8.3(g)
Cash Calculation	5.14(b)
Certificates	2.3(b)
Certificates of Merger	1.1(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(d)(vii)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Cash	5.14(c)
Company Charter	3.1(b)
Company Common Stock	2.1(a)(i)
Company Disclosure Letter	Article III
Company Financial Advisors	3.31
Company Intellectual Property	3.20
Company Material Adverse Effect	8.3(h)
Company Plan	8.3(i)
Company Preferred Stock	3.2(a)
Company Restricted Stock Award	2.2(a)
Company SEC Documents	3.6(a)
Company Stock Plan	8.3(j)

v

INDEX OF DEFINED TERMS

Definition	Location
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.3(a)
Confidentiality Agreement	5.4(c)
Continuing Employee	5.16(a)
Contract	3.5(a)
control	8.3(k)
Convertible Notes	3.2(a)
Convertible Notes Indenture	8.3(l)
COVID-19	8.3(m)
COVID-19 Measures	8.3(n)
Delaware Secretary of State	1.1(a)
Designated Company Expenses	8.3(o)
DGCL	1.1(a)
Dissenting Shares	2.5
DLLCA	1.1(b)
Effective Time	1.1(a)
Eligible Shares	2.1(a)(i)
Encumbrance	8.3(p)
Environment	3.14(h)(i)
Environmental Claim	3.14(h)(ii)
Environmental Law	3.14(h)(iii)
Environmental Permits	3.14(a)
ERISA	8.3(q)
ERISA Affiliate	8.3(r)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Exchange Ratio	8.3(s)
Excluded Shares	2.1(a)(ii)
Export Approvals	3.27(b)(i)
Export Control Laws	3.27(b)
First Certificate of Merger	1.1(a)
First Company Merger	Recitals
Form S-4	5.3(a)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Materials	3.14(h)(iv)
Held for Sale Assets	5.1(a)(v)
HSR Act	3.5(b)
Indebtedness	8.3(t)
Intervening Event	5.2(h)(iii)
IRS	3.12(b)
knowledge	8.3(u)
Law	3.5(a)

INDEX OF DEFINED TERMS

Definition	Location
Leased Real Property	8.3(v)
Material Adverse Effect	8.3(w)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger Consideration	2.1(a)(i)
Merger Sub Inc.	Preamble
Merger Sub LLC	Preamble
Mergers	Recitals
NASDAQ	2.3(g)
Nonqualified Deferred Compensation Plan	3.12(f)
Non-U.S. Benefit Plan	3.12(d)(viii)
OFAC	3.27(b)
OSHA	3.13(h)
Outside Date	7.1(b)(i)
Owned Real Property	8.3(x)
Pandemic Response Laws	8.3(y)
Parent	Preamble
Parent Benefit Plans	5.16(a)
Parent Common Stock	8.3(z)
Parent Disclosure Letter	Article IV
Parent Parties	Preamble
Parent Preferred Stock	4.2(a)
Parent Retention Bonuses	5.16(c)
Parent SEC Documents	4.5(a)
Parent Stock Plan	8.3(aa)
Parent VWAP	2.3(g)
Participant	3.12(h)
Party/Parties	Preamble
Pension Plan	3.12(c)
Permits	3.11
Permitted Encumbrances	3.18
Person	8.3(bb)
Personal Information	3.24(a)
Privacy Laws	3.24(a)
Proxy Statement	5.3(a)
Rejection Damages Claims	3.28(b)
Related Party	3.23
Release	3.14(h)(v)
Reorg Plan	3.28(d)
Reorganization Date	8.3(cc)
Representatives	5.2(a)
Sales Taxes	3.15(y)
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)

INDEX OF DEFINED TERMS

Definition	Location
Second Certificate of Merger	1.1(b)
Second Company Merger	Recitals
Second Company Merger Effective Time	1.1(b)
Securities Act	3.5(b)
Senior Debt	8.3(dd)
Senior Debt Indenture	8.3(ee)
Senior Debt Payoff Amount	5.14(a)
Senior Debt Shares	5.14(c)
Senior Debtholders	8.3(ff)
Share Cap	8.3(gg)
Shares	2.1(a)(i)
Subsidiary	8.3(hh)
Superior Proposal	5.2(h)(ii)
Surviving Company	Recitals
Surviving Corporation	Recitals
Takeover Laws	3.21
Tax Return	8.3(ii)
Taxes	8.3(jj)
Termination Fee	7.3(b)
Third Supplemental Indenture	8.3(kk)
Top Customers	3.30
Top Suppliers	3.29
Trading Day	8.3(ll)
Treasury Regulations	8.3(mm)
Voting and Support Agreement	Recitals
WARN Act	3.13(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 5, 2021, between PATTERSON-UTI ENERGY, INC., a Delaware corporation (“Parent”), CRESCENT MERGER SUB INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub Inc.”), CRESCENT RANCH SECOND MERGER SUB LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub LLC” and, together with Parent and Merger Sub Inc., the “Parent Parties”), and PIONEER ENERGY SERVICES CORP., a Delaware corporation (the “Company”). Each of Parent, Merger Sub Inc., Merger Sub LLC and the Company are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties intend to effect (a) at the Effective Time, the merger (the “First Company Merger”) of Merger Sub Inc. with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”), on the terms and subject to the conditions set forth herein; and (b) immediately following the First Company Merger, the merger (the “Second Company Merger” and, together with the First Company Merger, the “Mergers”) of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub Inc. has unanimously (a) determined that the terms of this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub Inc. and its sole stockholder, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub Inc., for adoption and approval by written consent pursuant to Section 228 of the DGCL, and (d) resolved to recommend that Parent, as sole stockholder of Merger Sub Inc., approve and adopt this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, Parent (i) as the sole member of Merger Sub LLC has approved and adopted this Agreement concurrently with its execution, and (ii) as the sole stockholder of Merger Sub Inc. will approve and adopt this Agreement pursuant to Section 228 of the DGCL immediately following the execution hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the terms of this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, (c) directed that this Agreement be submitted to the stockholders of the Company for adoption and (d) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into an agreement (the “Voting and Support Agreement”) pursuant to which such Persons have agreed, among other things, to vote the Shares held by such Person in favor of the Merger;

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1    The Mergers.

(a)    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub Inc. shall be merged with and into the Company. Following the First Company Merger, the separate corporate existence of Merger Sub Inc. shall cease, and the Company shall continue as the Surviving Corporation and a wholly-owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL in connection with effecting the First Company Merger. The First Company Merger shall become effective at such time on the Closing Date as the Parties shall agree in writing and shall specify in the First Certificate of Merger (the time the First Company Merger becomes effective being the “Effective Time”).

(b)    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Second Company Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub LLC. Following the Second Company Merger, the separate corporate existence of the Surviving Corporation shall cease, and Merger Sub LLC shall be the Surviving Company. Upon the terms and subject to the provisions of this

Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA in connection with effecting the Second Company Merger. The Second Company Merger shall become effective one minute after the Effective Time (the time the Second Company Merger becomes effective being the “Second Company Merger Effective Time”) as the Parties shall specify in the Second Certificate of Merger.

Section 1.2    Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., Central time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000, Houston, TX 77002-6117, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3    Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub Inc. shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub Inc. shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (b) at the Second Company Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and Merger Sub LLC shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

Section 1.4    Organizational Documents.

(a)    At the Effective Time, by virtue of the First Company Merger and without any further action on the part of Parent, the Company, Merger Sub Inc. or any other Person, (i) the Company Charter shall be amended so that it reads in its entirety the same as the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub Inc. shall be automatically amended to become references to the Surviving Corporation and the provisions naming the initial director(s) or incorporator(s) of Merger Sub Inc. shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law and (ii) the Company Bylaws shall be amended so that they read in their entirety the same as the bylaws of Merger Sub Inc. as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub Inc. shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

(b)    As of the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any further action on the part of Parent, the Surviving Corporation, Merger Sub LLC or any other Person, the certificate of formation and limited liability company agreement of Merger Sub LLC in effect as of immediately prior to the Second Company Merger Effective Time shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company from and after the Second Company Merger Effective Time until thereafter amended as provided therein or by applicable Law.

Section 1.5    Directors. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Merger Sub Inc. immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

Section 1.6    Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of Merger Sub Inc. immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1    Conversion of Capital Stock.

(a)    At the Effective Time, by virtue of the First Company Merger and without any action on the part of the Company, Parent, Merger Sub Inc. or the holders of any shares of capital stock of the Company, Parent or Merger Sub Inc.:

(i)    Each share (such shares, collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including shares subject to Company Restricted Stock Awards but excluding (1) any Excluded Shares and (2) any Dissenting Shares) (the “Eligible Shares”) shall thereupon be converted automatically into and shall thereafter represent the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, subject in each case to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and all Eligible Shares shall thereafter only represent the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g), in each case to be issued or paid in accordance with Section 2.3, without interest.

(ii)    Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub Inc. immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)    Each share of common stock, par value $0.01 per share, of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of common stock of the Surviving Corporation.

(iv)    The Merger Consideration and the Exchange Ratio, as applicable, shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, or any reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or the Parent Common Stock, in each case having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided, that nothing in this Section 2.1(a)(iv) shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(b)    At the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any action on the part of Parent, the Surviving Corporation, Merger Sub LLC or the holders of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Merger Sub LLC, each share of common stock of the Surviving Corporation issued pursuant to the First Company Merger and outstanding immediately prior to the Second Company Merger Effective Time shall automatically be cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor, and Parent shall continue as the sole member of the Surviving Company.

Section 2.2    Treatment of Equity-Based Awards.

(a)    At the Effective Time, each award of restricted common stock of the Company granted under the Company Stock Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall become fully vested and eligible to receive the Merger Consideration in accordance with Section 2.1, and treated as shares of Company Common Stock.

(b)    The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plan shall terminate and (ii) no holder of a Company Restricted Stock Award or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation, the Surviving Company or any of their Subsidiaries, except the right to receive the Merger Consideration.

Section 2.3    Exchange and Payment.

(a)    Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of holders of Eligible Shares immediately prior to the Effective Time, for exchange in accordance with this Article II through the Exchange Agent, shares of Parent Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Merger Consideration. From time to time as needed as reasonably determined by Parent, Parent shall deposit with the Exchange Agent any dividends or distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g). All such cash, dividends, distributions and shares of Parent Common Stock deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”. The Exchange Agent will, pursuant to irrevocable instructions reasonably acceptable to the Company, deliver the Merger Consideration contemplated to be paid for the Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.3(d) and 2.3(g), the Exchange Fund will not be used for any other purpose.

(b)    As soon as reasonably practicable after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Eligible Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Eligible Shares formerly represented by such Certificate that number of whole shares of Parent Common Stock (after taking into account all Eligible Shares then held by such holder under all Certificates so surrendered) to which such holder of Eligible Shares shall have become entitled pursuant to Section 2.1(a) (which shares of Parent Common Stock shall be in uncertificated book-entry form unless a physical certificate is requested), any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Company shall cause the Exchange Agent to issue and send to each holder of uncertificated Eligible Shares represented by book entry (“Book-Entry Shares”) (i) a notice advising such holders of the effectiveness of the Mergers, (ii) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.1(a)(i) (after taking into account all Eligible Shares then held by such holder) and (iii) a check or wire transfer in the amount equal to any dividends or distributions payable pursuant to Section 2.3(d)

and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3(g)), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g).

(c)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(d)    (i) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate by a record holder of Eligible Shares in accordance with this Article II, there shall be paid to such holder, without interest, (1) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(ii) Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article II shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 2.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 2.3(b) payable with respect to such whole shares of Parent Common Stock.

(e)    The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g) issued and paid in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the

Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions with respect to the Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive (taking into account all Eligible Shares held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a), by (ii) the average of the volume weighted average prices per share of Parent Common Stock on the Nasdaq Global Select Market (“NASDAQ”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Parent and the Company) (“Parent VWAP”) for the ten consecutive trading days ending with the last complete trading day prior to the Closing Date.

(h)    Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company as general creditors thereof for payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g) (subject to abandoned property, escheat or other similar laws), without interest.

(i)    None of Parent, the Surviving Corporation, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(j)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g).

(k)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand; provided that the Parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Exchange Agent any cash to pay Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3(g) with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

(l)    On the Closing Date, the Exchange Agent shall set aside shares of Parent Common Stock out of the Merger Consideration which would be issuable to the holders of the Convertible Notes upon completion of an “Accelerated Mandatory Conversion” of the Convertible Notes pursuant to the Convertible Notes Indenture. The Company shall take the necessary steps under the Convertible Notes Indenture to commence and effect an “Accelerated Mandatory Conversion” of the Convertible Notes pursuant to the terms and provisions of the Convertible Notes Indenture no later than the fifth Trading Day following the Closing Date. Upon completion of the Accelerated Mandatory Conversion and compliance by holders of the Convertible Notes with the applicable conversion procedures in the Convertible Notes Indenture, the Exchange Agent will distribute to the trustee under the Convertible Notes Indenture or the holders of Convertible Notes the shares of Parent Common Stock out of the Merger Consideration that such holders are entitled to receive.

Section 2.4    Withholding Rights. The Parent Parties, the Surviving Corporation, the Surviving Company and the Exchange Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as the Parent Parties, the Surviving Corporation, the Surviving Company or the Exchange Agent determines in good faith it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and, if a portion of the Parent Common Stock otherwise deliverable to a Person is withheld hereunder, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding (which fair market value shall be deemed to be the closing price of shares of Parent Common Stock on NASDAQ on the Closing Date) and having paid such cash proceeds to the appropriate Governmental Entity. If the Parent Parties, the Surviving Corporation, the Surviving Company or the Exchange Agent determines that any withholding is required with respect to the Merger Consideration (other than backup withholding or withholding from compensatory payments), then it shall use commercially reasonable efforts to provide written notice of such determination to the Company prior to withholding and shall use commercially reasonable efforts to cooperate with the payee’s efforts to mitigate any such requirement in accordance with applicable Law; provided, however, none of the Parent Parties, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be required to take any steps to reduce or avoid deduction or withholding if such steps can reasonably be expected to result in any unreimbursed costs, expenses or Taxes for such Person or any of its Affiliates and no restructuring of the transactions contemplated by this Agreement shall be required in order to reduce or eliminate any withholding.

Section 2.5    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall be treated in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and (ii) the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Dissenting Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) any Company SEC Document (excluding any disclosure set forth in such Company SEC Document under the heading “Risk Factors” or in any section related to forward-looking statements, to the extent that such disclosure is non-specific, predictive or primarily cautionary in nature) filed on or after January 1, 2021 and at least 24 hours prior to the date hereof (without giving effect to any disclosure set forth in any Company SEC Document or any amendment to any Company SEC Document in each case filed on or after the date hereof) or (b) the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to the Parent Parties as follows:

Section 3.1    Organization, Standing and Power.

(a)    Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept)

under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), and in the case of clause (i) and (ii) as they relate to Subsidiaries, where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation in any material respect of any material provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the Company Board and each committee of the Company Board held since the Reorganization Date.

(c)    The Subsidiaries of the Company in Colombia are not and have not been subject to any type of insolvency proceedings, any proceedings related to bankruptcy or any voluntary or compulsory winding-up process in accordance with Law 1116 of 2006 or any other applicable insolvency Law.

Section 3.2    Capital Stock.

(a)    The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on June 29, 2021 (the “Measurement Date”), (i) 1,840,641 Shares (including Shares subject to Company Restricted Stock Awards and excluding treasury shares) were issued and outstanding, (ii) 1,387 Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 399,618 Shares were reserved for issuance pursuant to the Company Stock Plan, and (v) 10,206,151 Shares were reserved for issuance upon conversion of the 5.00% Convertible Senior Unsecured PIK Notes due 2025 (the “Convertible Notes”). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Encumbrances. Except for the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (iii) or (v) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except for the Voting and Support Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b)    Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Restricted Stock Awards, indicating as applicable, with respect to each Company Restricted Stock Award then outstanding, the number of Shares subject to such Company Restricted Stock Award, the date of grant and vesting schedule. Except for the Company Restricted Stock Awards, there are no outstanding options, restricted stock units or other similar rights to purchase or receive Shares or other awards granted under the Company Stock Plan or otherwise. The Company has made available to Parent true and complete copies of the Company Stock Plan and the forms of all award agreements evidencing outstanding Company Restricted Stock Awards.

(c)    Section 3.2(c) of the Company Disclosure Letter sets forth the outstanding principal amount of the Convertible Notes and the number of Shares into which such Convertible Notes will convert in connection with the First Company Merger.

Section 3.3    Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4    Authority.

(a)    The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Mergers and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject, in the case of the consummation of the Mergers, to the adoption of this Agreement by the holders of at least sixty percent of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of the Company’s stockholders (including the Convertible Notes) (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)    The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Mergers and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Mergers, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Mergers, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c)    The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the transactions contemplated by this Agreement. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Mergers.

Section 3.5    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Senior Debt Indenture, the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, failures to obtain consents or approvals, or other occurrences that are not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Mergers and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL or the DLLCA, as applicable, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6    SEC Reports; Financial Statements.

(a)    The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since the Applicable Date (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the Applicable Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable Laws and reflect only actual transactions.

(c)    The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e)    Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Company’s knowledge, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, with respect to open comments occurring since the Applicable Date.

(g)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h)    The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.

(i)    No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of

December 31, 2020 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 5, 2021 (without giving effect to any amendment thereto filed on or after the date hereof) (the “Balance Sheet”), (b) for liabilities under this Agreement or incurred in connection with the transactions contemplated hereby, (c) obligations and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020 and (d) obligations or liabilities that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.8    Certain Information. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the first sentence of Section 4.10, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference therein.

Section 3.9    Absence of Certain Changes or Events. Since December 31, 2020: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, excluding any actions of the Company or its Subsidiaries reasonably taken to mitigate or remedy the impact of COVID-19 on the Company or its Subsidiaries; (b) there has not been any Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures which have had or would reasonably be expected to have a material impact on the business or operations of the Company and its Subsidiaries, taken as a whole; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a).

Section 3.10    Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance, charge, complaint, demand, challenge, notice audit, inquiry or other proceeding (each, an “Action”) (or basis therefor) pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, including with respect to any matter arising from or related to COVID-19 or COVID-19 Measures (whether regarding contractual, labor, employment, benefits or other matters), other than any Action commenced by a Person other than a Governmental Entity that (a) does not involve an amount in controversy in excess of $200,000, and (b) does not seek material injunctive or other non-monetary relief. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction or decree of any Governmental Entity which has or would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries. There is no Action pending or, to the Company’s knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.11    Compliance with Laws. The Company and each of its Subsidiaries are and since the Applicable Date have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. Neither the Company nor any of its Subsidiaries has since the Applicable Date received a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit other than any violation, default or event that is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 3.12    Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan.

(b)    The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) in the case of any Company Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the Participants, and (iv) for the three most recent years (1) in the case of any Company Plan for which a Form 5500 must be filed, the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports.

(c)    Neither the Company, its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or in the past six (6) years has sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of

ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d)    With respect to the Company Plans:

(i)    each Company Plan has been administered and operated in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA and the Code and all other applicable Laws for the past six years;

(ii)    no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and its Subsidiaries;

(iii)    each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to (1) cause the loss of the sponsor’s ability to rely upon such letter and (2) result in the loss of the qualified status of such Company Plan;

(iv)    there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the IRS or any other Governmental Entity or by any Participant or beneficiary pending, or to the Company’s knowledge, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the Company’s knowledge, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v)    none of the Company, its Subsidiaries or any ERISA Affiliate has incurred any direct or indirect liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and, to the Company’s knowledge, no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi)    the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code, the applicable provisions of the Health Insurance Portability and Accountability Act of 1986, as amended, and the Patient Protection and Affordable Care Act, as amended, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, assessable payments, penalties or loss of Tax deduction as a result of such administration and operation;

(vii)    none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or has ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(viii)    with respect to each Company Plan that is not subject exclusively to United States Law, including any statutory benefits (each, a “Non-U.S. Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance, in all material respects, with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(ix)    the execution and delivery of this Agreement and the consummation of the Mergers will not, either alone or in combination with any other event, (1) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment including statutory severance or notice pay, or (2) accelerate the time of funding, payment or vesting, or increase the amount of or otherwise enhance any benefit or payment due any such employee, officer, director or consultant.

(e)    Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 4999 of the Code.

(f)    Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder (the “409A Authorities”). No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(g)    Neither the Company nor any of its Subsidiaries has amended its Company Plans in response to COVID-19. Neither the Company nor any of its Subsidiaries has experienced a partial plan termination.

(h)    For purposes of this Agreement, “Participant” shall mean current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries who participates or has participated in the applicable Company Plan.

(i)    Section 3.12(i)(i) of the Company Disclosure Letter contains a true and complete list of all outstanding deferred and retention bonuses, including the name of the recipient, the amount of such bonus, and the applicable payment date(s). Section 3.12(i)(ii) of the Company Disclosure Letter contains a true and complete list of all severance obligations, including accrued but unpaid vacation, that would be due to any employee of the Company and its Subsidiaries upon his or her termination without cause (as defined in the applicable Company Plan).

Section 3.13    Labor Matters.

(a)    The Company and its Subsidiaries are and have been in compliance, in all material respects, with all applicable Laws relating to labor and employment, including those relating to terms and conditions of employment, termination of employment, wages, social benefits, vacation, legal paid-leaves, overtime classification, special authorizations of the Colombian Ministry of Labor such as overtime, surcharges for working on a night shift, Sundays and holidays, hours, working day, apprentices quota, extralegal non-salary benefits, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, harassment (including labor harassment committee), immigration, (including visas, permits, registration of foreign employees before SIRE and RUTEC platforms of the Migration Colombia and the Colombian Ministry of Labor), registration of vacancies in the respective system, classification of employees, consultants and independent contractors (including natural and legal persons), employee privacy data, occupational safety and health (including the committee, health and management system), internal labor codes and regulation, employee whistle-blowing, illegal labor intermediation, and affiliation, payment and withholding of taxes and social security contributions; provided, that the foregoing is without limitation to the provisions of subsection (g) of this Section 3.13. Since January 1, 2018, there has not been, and as of the date of this Agreement there is not pending or, to the Company’s knowledge, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b)    No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Company’s knowledge, since January 1, 2018 there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no, and since January 1, 2018 there have been no, (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board, the labor jurisdiction, the Colombian Ministry of Labor, the Parafiscal and Pension Management Unit-UGPP or any other labor relations tribunal or Governmental Entity and to the Company’s knowledge no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board, the labor jurisdiction, the Colombian Ministry of Labor, the UGPP or any other labor relations tribunal or Governmental Entity or (iii) pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c)    To the Company’s knowledge, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d)    Since January 1, 2018, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) to the Company’s knowledge, neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

(e)    With respect to any current or former employee, officer, consultant or other service provider of the Company, there are no actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws.

(f)    Except with respect to any Company Plan, the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

(g)    Since January 1, 2018, (i) no allegations of workplace harassment, discrimination or other misconduct have been made, initiated, filed or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries or any of their respective current or former directors, officers or management employees and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement or consent decree and no Governmental Entity has issued a judgment or similar ruling related to allegations of harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof.

(h)    Section 3.13(h) of the Company Disclosure Letter reflects any material actions taken by the Company or its Subsidiaries in response to COVID-19, (i) with respect to any employees of the Company or its Subsidiaries, including workforce reductions, terminations, furloughs or material changes to compensation, benefits, working schedules or non-paid leaves, (ii) with respect to any applications for or loans or payments received under the CARES Act, any employee support programs (including PAP, PAEF, reduction on pension contributions of May and June 2020) or any other COVID-19 Measures, and (iii) with respect to any tax credits claimed or Taxes deferred under any COVID-19 Measure. There are no actions pending or, to the Company’s knowledge threatened, against the Company or its Subsidiaries which allege that the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19. The Company and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate. To the extent the Company or any of its Subsidiaries is requiring employees to perform in-person work in any locations subject to a health and safety order the Company’s and its Subsidiaries’ requirements for in-person services meet the standards set forth in the current order in all material respects. The Company and its Subsidiaries have also documented work-related injuries and illnesses in compliance, in all material respects, with the requirements of the Occupational Safety and Health Administration (“OSHA”).

(i)    To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has been a victim of kidnapping or a victim of any other major violent event committed by illegal armed groups in Colombia that would (i) result in any violation of, or failure to comply with, any legal labor requirement on the part of the Company or any of its Subsidiaries under a labor agreement and (ii) pose a potential labor risk for the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have conducted and are conducting their business in compliance in all material respects with Law 986 of 2005 concerning Colombian governmental measures to protect kidnapping victims and Colombian Laws related to counter-terrorism and illicit financial activities. The Company and its Subsidiaries (x) are in material compliance with all applicable Laws and labor agreements respecting safety and security practices, and (y) have not paid, promised to pay, or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, or services, to an illegal armed group for ransom of an employee or former employee or as a result of any of major violent event committed by an illegal armed group against their employees or former employees. There is no Action, arbitration or grievance pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets, related based upon any violation or alleged violation of Law 986 of 2005.

Section 3.14    Environmental Matters. Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(a)    Each of the Company and its Subsidiaries (i) is and since the Applicable Date has been in compliance with applicable Environmental Laws and (ii) has received and is and since the Applicable Date has been in compliance with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”). All Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits. To the Company’s knowledge, all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(b)    No Environmental Claim is pending or, to the Company’s knowledge, threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries nor any other Person has managed, used, stored, or Released Hazardous Materials and, to the Company’s knowledge, no Hazardous Materials have been released or are present in, on, at or beneath any properties, facilities or vessels currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries or any properties to which the Company or its Subsidiaries or any agent thereof sent Hazardous Materials for disposal, in each case that would reasonably be expected to result in liability under Environmental Law for the Company or any of its Subsidiaries.

(d)    No Encumbrance imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property leased or operated by the Company or any of its Subsidiaries.

(e)    The Company and its Subsidiaries have made available to Parent complete copies of all audits, reports, studies, assessments and results of investigations addressing or relating to compliance with Environmental Law or environmental liabilities or Environmental Claims that are in the possession or control of the Company or any of its Subsidiaries, with respect to all currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

(f)    The Company and its Subsidiaries have not assumed nor indemnified any Person for any obligation or liability relating to or arising under Environmental Law by Contract or by operation of law.

(g)    Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any notices, demand letters, subpoenas or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law in any respect.

(h)    For purposes of the Agreement:

(i)    “Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii)    “Environmental Claim” means any claim, cause of action, suit, proceeding, investigation or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) any violation of any Environmental Law.

(iii)    “Environmental Law” means any Law (including common law) or any binding agreement, memorandum of understanding or consent order issued or entered by or with any Governmental Entity or Person relating to: (1) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (2) human health and safety with regard to exposure to any Hazardous Materials, (3) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (4) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (5) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv)    “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, carcinogenic or otherwise dangerous and deleterious properties is defined by or subject to regulation or gives rise to liability under any Environmental Law, including without limitation mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides.

(v)    “Release” means any release, spill, emission, escape, leak, pumping, injection, emptying, pouring, dumping, deposit, disposal (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances), discharge, dispersal, leaching or migration into the indoor or outdoor Environment.

Section 3.15    Taxes.

(a)    The Company and each of its Subsidiaries has filed all income and other material Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete, and correct in all material respects. The Company and each of its Subsidiaries has made available to Parent correct and complete copies of all income and other material Tax Returns for all Tax periods beginning from and after December 31, 2017;

(b)    The Company and each of its Subsidiaries has paid all material Taxes, including all installments on account of Taxes for the current year, due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has withheld or deducted and paid over to the appropriate Governmental Entity all Taxes which it is required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, stockholder, creditor or other third party, including for services performed outside the city, state, province or country where any employee is based;

(c)    None of the Company or any of its Subsidiaries has (i) waived any statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company or any of its Subsidiaries, which waiver or extension of time is currently outstanding;

(d)    No Tax audits or assessments or administrative or judicial Actions are pending or, to the Company’s knowledge, are threatened in writing with respect to the Company or any of its Subsidiaries, and, to the Company’s knowledge, there are no material matters under discussion, audit or appeal with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries;

(e)    There are no liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (excluding, for the avoidance of doubt, liens for Taxes not yet past due);

(f)    All material Tax deficiencies that have been claimed, proposed or asserted in writing against the Company or any of its Subsidiaries have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a material Tax deficiency for any other year not so examined;

(g)    No claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, which claim has not been resolved, and neither the Company nor any of its Subsidiaries has a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns;

(h)    None of the Company or any of its Subsidiaries (i) has been a member of an Affiliated Group (other than a group comprised solely of the Company and its Subsidiaries), (ii) has any liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise, (iii) is party to or bound by or has any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar agreement (other than any such agreement entered into in the ordinary course and the principal purpose of which is not the allocation or sharing of Taxes), or (iv) is party to any contract or arrangement to pay, indemnify or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of the Company, or any of its Subsidiaries. None of the Company or any of its Subsidiaries will be subject to a Tax arising as a result of the Company or such Subsidiary ceasing to be a member of any Affiliated Group in connection with this Agreement;

(i)    None of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(j)    None of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law;

(k)    Neither the Company nor any of its Subsidiaries has requested or received a written ruling from any Governmental Entity or signed any binding agreement with any Governmental Entity or made or filed any election, designation, or similar filing with respect to Taxes of the Company or any of its Subsidiaries. The amount of Tax chargeable on the Company and each of its Subsidiaries does not depend, and has not depended, to any material extent, on any concession, or agreement with any Governmental Entity;

(l)    None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including, as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) any Pandemic Response Law (in respect of transactions or events or prior to the Closing Date), or (vii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of Law) or “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of Law) of the Company or its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date;

(m)    None of the Company or any of its Subsidiaries will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code;

(n)    None of the Company’s non-U.S. Subsidiaries has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code;

(o)    None of the Company’s non-U.S. Subsidiaries is, or at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code and none of the Company or any of its Subsidiaries is a stockholder, directly or indirectly, in a passive foreign investment company;

(p)    None of the Company’s non-U.S. Subsidiaries is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise;

(q)    None of the Company’s non-U.S. Subsidiaries holds, or at any time has held, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

(r)    The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code;

(s)    None of the Company’s Subsidiaries is or has been a “controlled foreign corporation” within the meaning of Section 957 of the Code;

(t)    The prices and terms for the provision of any property or services undertaken among the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained;

(u)    The Company is not, nor has been, a “U.S. real property holding corporation” within the meaning of Section 897 of the Code;

(v)    Section 3.15(w) of the Company Disclosure Letter sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, and, unless otherwise noted, each entity has had such classification at all times since its incorporation or formation, as applicable. Each Subsidiary of the Company that was incorporated or formed under the Laws of the Republic of Panama is properly classified as an “offshore entity” for Panamanian tax purposes;

(w)    Each of the Company and its Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, value-added harmonized sales and state, provincial or territorial sales Taxes (collectively, “Sales Taxes”), required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it; and none of the Company and its Subsidiaries has received notice from a Governmental Entity that any such amount was insufficient, delinquent, subject to an adjustment or improperly assessed; and

(x)    Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or has knowledge, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Each reference to the Company or any of its Subsidiaries in this Section 3.15 shall be deemed to include each Person that merged with and into the Company or any of its Subsidiaries and each Person for which the Company or any of its Subsidiaries has any successor or transferee liability.

Section 3.16    Contracts.

(a)    Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)    any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    any Contract that expressly restricts the ability of the Company or any of its Subsidiaries (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would expressly restrict the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that expressly restricts the right of the Company and its Subsidiaries (or, following the consummation of the Mergers and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights, where such restriction would reasonably be expected to have a material impact on the Company’s and its Subsidiaries’ business, taken as a whole;

(iii)    any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv)    any Contract relating to Indebtedness;

(v)    any Contract involving the pending acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests, or any assets or liabilities that are material to the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)    any Contract other than a Company Plan that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $300,000 over any twelve month period;

(vii)    any Contract providing for continuing indemnification, guarantee, “earn-out” or other contingent payment obligations to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, excluding indemnification provided by the Company or any of its Subsidiaries to customers in the ordinary course of business;

(viii)    any (1) license agreement other than (A) a license of commercially available “off-the-shelf” software for an aggregate license fee of no more than $25,000 and (B) Contracts that contain a license from a customer to use its information or data in the course of performing services for the customer, including any such Contracts that grant the Company or any of its Subsidiaries a license to any rights to Intellectual Property in and to any portion of the work product or other deliverables prepared for the customer or (2) Contract that limits the Company’s or any of its Subsidiaries’ rights to enforce or register Intellectual Property owned by the Company or any of its Subsidiaries, including covenants not to sue and co-existence agreements;

(ix)    any Contract that provides for any standstill or similar obligations restricting the purchase by the Company of securities of a third Person;

(x)    any Contract (including any Contract for the provision of drilling services) that obligates the Company or any of its Subsidiaries to make any capital expenditures in any twelve month period in an amount in excess of $200,000;

(xi)    any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or any of its Subsidiaries), (1) any real property or (2) any tangible personal property and, in the case of clause (2), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $300,000;

(xii)    any Contract for the sale or purchase of any real property, or for the sale of any tangible personal property in an amount in excess of $50,000;

(xiii)    any material Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(xiv)    any material Contract with a former executive officer or director of the Company or any of its Subsidiaries;

(xv)    any Contract with any Governmental Entity;

(xvi)    any Contract with any labor union;

(xvii)    any Contract relating to settlement or other final disposition of any Action since January 1, 2018; or

(xviii)    any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective business.

Each contract of the type described in clauses (i) through (xviii) is referred to herein as a “Material Contract.”

(b)    (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Company’s knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the Company’s knowledge, each other party thereto, has performed all obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition except for such default as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

(c)    Neither the Company nor any of its Subsidiaries is a party to any material Contract that contains a “change of control” provision that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement

Section 3.17    Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are, to the Company’s knowledge, customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy and (c) to the Company’s knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. There are no claims pending under any insurance policies currently in effect and no claim has been made since the Applicable Date that was denied, rejected, disputed or refused coverage, in whole or in part (other than a customary reservation of rights notice). No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 3.18    Title to and Condition of Assets. The Company or one of its Subsidiaries has good and valid title to or a valid leasehold interest in all of its material tangible assets, including all of the material tangible assets reflected on the Balance Sheet or acquired in the ordinary course of business consistent with past practice since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiaries consistent with past practice, (iii) Encumbrances arising in the ordinary course of business by operation of law with respect to any liability that is not yet due and payable or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) in the case of real property, any such matters properly filed of public record against the applicable real property that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate, (v) zoning, planning and other similar limitations and restrictions imposed by Governmental Entities to regulate any real property that are not violated by the use and operation of such real property, (vi) the rights of licensors and licensees under software licenses executed in the ordinary course of business, (vii) liens contained in the organizational documents of the Company or any of its Subsidiaries, (vii) liens affecting a landlord’s interest in property leased to the Company or any of its Subsidiaries so long as such liens do not breach and would not reasonably be expected to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected) or (viii) Encumbrances arising or incurred in the ordinary course of business consistent with past practice none of which are reasonably likely to adversely interfere in any substantial way with the ownership, occupancy or use of the property encumbered thereby or (ix) Encumbrances disclosed on Section 3.18 of the Company Disclosure Letter (collectively, “Permitted Encumbrances”).

Section 3.19    Real Property.

(a)    Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property. The Company or one of its Subsidiaries has (i) good and valid title in fee simple to all Owned Real Property and (ii) good and valid leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold and the Company or any of its Subsidiaries has not received notice that any parcel of Owned Real Property or Leased Real Property is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Company’s knowledge, has any such condemnation, expropriation or taking been proposed. No Person other than the Company and its Subsidiaries has any right to use or occupy the Owned Real Property or Leased Real Property (or any portion thereof) and there is no Person other than the Company and its Subsidiaries in occupancy or possession of the Owned Real Property or Leased Real Property (or any portion thereof). The Company has delivered or made available to Parent true and complete copies of all leases of Leased Real Property and all amendments and modifications thereto, and all such leases as amended or modified are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Company’s

knowledge, any other party thereto except for such defaults as are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 3.20    Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all material trademarks or service marks (whether registered or unregistered), trade names, domain names, copyrights (whether registered or unregistered), patents, trade secrets or other intellectual property of any kind used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, (a) there are no pending or, to the Company’s knowledge, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person; (c) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; and (d) to the Company’s knowledge, no Person is infringing, misappropriating or diluting any Company Intellectual Property.

Section 3.21    State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby.

Section 3.22    No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23    Related Party Transactions. No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed.

Section 3.24    Privacy and Security.

(a)     Each of the Company and its Subsidiaries complies (and requires and monitors the compliance of applicable third parties) in all material respects with all applicable Laws relating to privacy or data security, and reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”), whether any of same is accessed or used by the Company or any of its Subsidiaries or any of their respective business partners; and (ii) non-personally identifiable information, whether any of same is accessed or used by the Company or any of its Subsidiaries or any of their respective business partners.

(b)    Neither the Company nor any of its Subsidiaries uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information, in a manner which would materially breach or violate any Privacy Laws and materially and adversely impact the business of the Company and its Subsidiaries, taken as a whole.

(c)    To the Company’s knowledge, Persons with which the Company or any of its Subsidiaries have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information.

(d)    To the Company’s knowledge, the Company and its Subsidiaries take all commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective business systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no material breaches of same. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries (i) uses industry standard encryption technology and (ii) has implemented a comprehensive security plan that (1) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (2) implements, monitors and improves adequate and effective safeguards to control those risks.

Section 3.25    Relations With Governments, etc.; Export Control Matters; Anti-Corruption Matters.

(a)    The Company and its Subsidiaries and their respective employees, officers, managers, individuals engaged as independent contractors, agents or other Representatives, while acting on behalf of the Company or any of its Subsidiaries, have not since January 1, 2016, taken any action, directly or indirectly, in violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or any analogous anticorruption Laws applicable to the Company or any of its Subsidiaries, including Law 1474 of 2011 of Colombia (collectively, “Anti-Corruption Laws”). The Company and its Subsidiaries and their respective employees, officers and managers, and to the Company’s knowledge, individuals engaged as independent contractors, agents or other Representatives, while acting on behalf of the Company or any of its Subsidiaries, have not since January 1, 2016, directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign Government Official or any other Person corruptly while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a foreign Government Official in his official governmental capacity, including a decision to fail to perform official functions, (ii) inducing any foreign Government Official in his official governmental capacity to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any foreign Government Official to use influence with any Governmental Entity in order to assist the Company or any of its Subsidiaries in obtaining or retaining business with, or directing business to any Person or otherwise securing for any person an improper advantage, in any case in a manner which violates or violated Anti-Corruption Laws.

(b)    None of the Company or any of its Subsidiaries, Affiliates, employees, officers, managers, individuals engaged as independent contractors, agents or other Representatives, while acting on behalf of the Company or any of its Subsidiaries, is in violation, in any material respect, of, or has at any time since January 1, 2016, violated, in any material respect, or taken any action that would cause the Company or any of its Subsidiaries to have violated, in any material respect, any applicable (i) U.S. export control laws and regulations, including but not limited to the United States Export Administration Act, International Emergency Economic Powers Act, the Export Control Reform Act of 2018, and their implementing Export Administration Regulations and the Arms Export Control Act and its implementing International Traffic in Arms Regulations; (ii) U.S. laws, regulations or restrictive measures relating to economic or trade sanctions or embargoes, including those administered or enforced by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce, or any other relevant governmental authority; (iii) U.S. foreign investment review regulations (31 C.F.R. Parts 800 and 801); and (iv) anti-boycott regulations, including those administered by the U.S. Department of Commerce and the U.S. Department of Treasury (collectively, “Export Control Laws”).

Without limiting the foregoing:

(i)    the Company and its Subsidiaries have obtained all required material export licenses and other material consents, notices, waivers, approvals, orders, authorizations, registrations, and classifications from, and submitted all required export clearance documentation to any Governmental Entity for the export of commodities, technology, software or services (collectively, “Export Approvals”); and

(ii)    the Company and its Subsidiaries are in compliance, in all material respects, with the terms of any Export Approvals.

(c)    Neither the Company nor any Subsidiary, Affiliate, employee, officer or manager, or to the Company’s knowledge, individual engaged as an independent contractor, agent or other Representatives is or has at any time since January 1, 2016, been a Person that is the subject or target of sanctions or restrictions under Export Control Laws, including: (i) any Person listed on any applicable U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S.

Department of Commerce; or the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; or (iii) any Person that is organized, resident, or located in a country or region that is the subject or target of economic sanctions or a comprehensive embargo under Export Control Laws (including Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

(d)    No Action by or before the U.S. Government or any other Governmental Entity involving the Company or any of its Subsidiaries, Affiliates, employees, officers or managers, or to the Company’s knowledge, individuals engaged as independent contractors, or agents with respect to any Export Control Laws is pending or, to the Company’s knowledge, threatened, alleged or noticed. No civil or criminal penalties have been imposed on the Company or any of its Subsidiaries with respect to violations of any Export Control Laws nor have any disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of any Export Control Laws. Neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Export Control Laws.

(e)    The Company and its Subsidiaries have implemented, maintained, and adhered to a system of internal controls sufficient, in all material respects, to provide reasonable assurance that violations of Anti-Corruption Laws or Export Control Laws will be prevented, detected, and deterred.

Section 3.26    Company Reorganization.

(a)    The Findings of Fact, Conclusions of Law, and Order Approving the Debtors’ Disclosure Statement and Confirming the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization Case No. 20-31425 (Bankr. S.D. Tex.) Docket No. 331 entered on May 11, 2020 is a Final Order, the Effective Date of the Reorg Plan occurred on May 29, 2020 and the Chapter 11 Cases were closed on June 30, 2020. To the Company’s knowledge, there are no remaining unresolved or otherwise pending matters in the Chapter 11 Cases and Court approval is not required with respect to this Agreement and the transactions contemplated hereby, including the Mergers. There are no payments, fees, expenses or costs due and payable, or to become due and payable, by the Company or any of its Subsidiaries in connection with the Reorg Plan and the transactions related thereto.

(b)    All Cure Claims and all Actions arising from the rejection of Executory Contracts and Unexpired Leases (“Rejection Damages Claims”) have been paid in full and there are no unresolved disputes relating to Cure Claims or Rejection Damages Claims.

(c)    No Persons elected to opt-out of the release granted pursuant to Article VIII.D. of the Reorg Plan and all Holders of Claims or Interests against the Debtors and their current and former Affiliates, and each such Entity and its current and former Affiliates’ current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners (including both general and limited partners), attorneys, accountants, investment bankers, investment advisors, consultants, representatives and other professionals, each in their capacity as such, are bound by such third-party release.

(d)    For purposes of this Section 3.26 only, capitalized terms used but not otherwise defined shall have the meanings ascribed to them in in the Joint Prepackaged Plan of Reorganization for Pioneer Energy Services Corp. and its Affiliated Debtors, Case No. 20-31425 (Bankr. S.D. Tex.) Docket No. 16 (as modified, amended, and including all supplements, the “Reorg Plan”).

Section 3.27    Suppliers. Section 3.27 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 15 suppliers of the Company and its Subsidiaries (collectively, the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended April 30, 2021. Since April 30, 2021, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business, which termination or change in pricing would materially and adversely impact the business of the Company and its Subsidiaries, taken as a whole. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

Section 3.28    Customers. Section 3.28 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 15 customers of the Company and its Subsidiaries, as measured for the 12-month period ended March 31, 2021 (collectively, the “Top Customers”). Neither the Company nor any of its Subsidiaries is involved in any material dispute with any such customer of the Company or has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 3.29    Brokers. No broker, investment banker, financial advisor or other Person, other than Simmons & Company International and Tudor, Pickering, Holt & Co. (the “Company Financial Advisors”), the fees and expenses of which will be paid in accordance with the procedures set forth in Section 7.3, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.30    Opinion of Financial Advisor. The Company has received the opinion of Piper Sandler & Co., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.

Section 3.31    No Other Representations or Warranties. Except for the representations and warranties of the Company set forth in this Agreement and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby, the Parent Parties acknowledge and agree neither the Company nor any other Person, whether or not acting on behalf of the Company, has made any other representation or warranty, express or implied, either written or oral, regarding the Company or otherwise in connection with this Agreement and the transactions contemplated hereby, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to any Parent Party or their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in (a) any Parent SEC Document (excluding any disclosure set forth in such Parent SEC Document under the heading “Risk Factors” or in any section related to forward-looking statements, to the extent that such disclosure is non-specific, predictive or primarily cautionary in nature) filed on or after January 1, 2021 and at least 24 hours prior to the date hereof (without giving effect to any disclosure set forth in any Parent SEC Document or any amendment to any Parent SEC Document in each case filed on or after the date hereof) or (b) the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), the Parent Parties represent and warrant to the Company as follows:

Section 4.1    Organization, Standing and Power. Each of the Parent Parties (a) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and (b) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2    Capital Stock.

(a)    The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the Measurement Date, (i) 189,004,150 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) 83,830,987 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding, and (iv) 17,341,953 shares of Parent Common Stock were reserved for issuance pursuant to any Parent Stock Plan. All outstanding shares of Parent Common Stock are duly authorized, validly issued and fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of Parent or any Contract to which Parent is a party or is otherwise bound, except as disclosed in the Parent SEC Documents. The Merger Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued and fully paid, nonassessable and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the organizational documents of Parent or any Contract to which Parent is a party or is otherwise bound. As of the Measurement Date, Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 4.2(a) or in the Parent SEC Documents, as of the Measurement Date, there are no outstanding (1) shares of capital stock or other voting securities or equity interests of Parent, (2) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (3) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (4) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (3), or (5) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except for the Registration Rights Agreement, dated March 24, 1994, with Bear, Stearns & Co. Inc., as assigned to REMY Capital Partners III, L.P., there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b)    The authorized capital stock of Merger Sub Inc. consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are directly owned by Parent.

(c)    All of the issued and outstanding limited liability company interests of Merger Sub LLC are directly owned by Parent.

Section 4.3    Authority. Each of the Parent Parties has all necessary corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Mergers and the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of the Parent Parties and no other corporate or limited liability company proceedings on the part of the Parent Parties are necessary to approve or adopt this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub Inc. This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.4    No Conflict; Consents and Approvals.

(a)    The execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby and compliance by each of the Parent Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of the Parent Parties under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the organizational documents of the Parent Parties, (ii) any Contract to which a Parent Party is a party or by which such Parent Party or any of its respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.4(b), any material Law or any rule or regulation of NASDAQ applicable to the Parent Parties or by which the Parent Parties or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults, failures to obtain consents or approvals or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Parent Parties in connection with the execution, delivery and performance of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Mergers and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL or DLLCA, as applicable, (iv) any filings required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5    SEC Reports; Financial Statements. Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since the Applicable Date (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the Applicable Date, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable Laws and reflect only actual transactions.

(c)    Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the

Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(e)    Since the Applicable Date, (i) neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent’s Board of Directors or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To Parent’s knowledge, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. Parent has made available to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, with respect to open comments occurring since the Applicable Date.

(g)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents.

(h)    Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent.

Section 4.6    No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2020 included in the Annual Report on Form 10-K filed by Parent with the SEC on February 9, 2021 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities under this Agreement or incurred in connection with the transactions contemplated hereby, (c) obligations and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020 and (d) obligations or liabilities that, individually or in the aggregate, are not and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.7    Absence of Certain Changes or Events. Since December 31, 2020: (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, excluding any actions of Parent or its Subsidiaries reasonably taken to mitigate or remedy the impact of COVID-19 on Parent or its Subsidiaries; (b) there has not been any Parent Material Adverse Effect; (c) neither Parent nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures which have had or would reasonably be expected to have a material impact on the business or operations of Parent and its Subsidiaries, taken as a whole; and (d) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b).

Section 4.8    Listing Exchange. The Parent Common Stock is listed on the NASDAQ and Parent has not received any notice of delisting from the NASDAQ. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the NASDAQ, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

Section 4.9    Compliance with Laws. Parent and each of its Subsidiaries are and since the Applicable Date have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. Neither Parent nor any of its Subsidiaries has since the Applicable Date received a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Parent and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit other than any violation, default or event that is not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.10    Certain Information. None of the information supplied or to be supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to stockholders of the Company and at the time of the Company

Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the first sentence of Section 3.8, the Form S-4 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, none of the Parent Parties makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.11    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent Parties.

Section 4.12    Merger Subs.

(a)    Merger Sub Inc. is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the First Company Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub Inc. has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the First Company Merger.

(b)    Merger Sub LLC is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Second Company Merger. Since the date of its incorporation and prior to the Second Company Merger Effective Time, Merger Sub LLC has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and prior to the Second Company Merger Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Second Company Merger.

Section 4.13    Access to Funds. Parent has access to sufficient funds to consummate the First Company Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.14    Tax Treatment. Parent has not taken or agreed to take any action, and has no knowledge of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15    No Other Representations or Warranties. Except for the representations and warranties of Parent set forth in this Agreement and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby, the Company acknowledges and agrees that neither Parent nor any other Person, whether or not acting on behalf of any of the foregoing, makes any other representation or warranty, express or implied, either written or oral, regarding Parent, the Parent Common Stock or otherwise in connection with this Agreement and the transactions contemplated hereby, including any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or its Representatives.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business.

(a)    Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement or Law and except as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as specifically required by this Agreement or Law, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, to:

(i)    (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (2) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (3) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the conversion of the Convertible Notes outstanding on the Measurement Date in accordance with their terms as in effect on such date);

(iii)    amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents) which is adverse in any manner to the transactions contemplated hereby;

(iv)    directly or indirectly acquire or agree to acquire (1) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (2) any assets that are otherwise material to the Company and its Subsidiaries, other than (A) parts and accessories necessary for the ongoing operation of the business of the Company or other assets included in inventory, in the ordinary course of business consistent with past practice, (B) acquisition of assets in order to maintain and sustain the Company’s and its Subsidiaries’ drilling rigs, production equipment or rental equipment in the ordinary course of business consistent with past practice or (C) pursuant to Material Contracts as in effect on the date of this Agreement;

(v)    directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except (1) sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice or (2) sales of any of those assets held for sale by the Company and set forth on Section 5.1(a)(v) of the Company Disclosure Letter (“Held for Sale Assets”);

(vi)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(vii)    (1) incur, create, assume or otherwise become liable for, or repay, redeem, retire, repurchase or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness other than (x) accrued interest under the Senior Debt and Convertible Notes, (y) pursuant to Section 3.09 of the Senior Debt Indenture or (z) draws in an amount no greater than $5,000,000 in the aggregate or the issuance of letters of credit under the ABL Credit Facility in the ordinary course of business consistent with past practice; (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and except with respect to advancement or indemnification of expenses or losses incurred by current or former directors or officers of the Company or its Subsidiaries as required by the organizational documents of the Company or any Subsidiary in effect on the date hereof; (3) amend or supplement the Senior Debt Indenture or the Convertible Notes Indenture in any manner which adversely impacts the Mergers or imposes any liability upon Parent or its Subsidiaries (including the Surviving Company and its Subsidiaries after the Mergers); or (4) pay any Designated Company Expenses;

(viii)    except as specified in the capital expenditure budget set forth in Section 5.1(a)(viii) of the Company Disclosure Letter, incur or commit to incur any capital expenditure in excess of $500,000 individually or capital expenditures in excess of 120%

of the capital expenditures provided for in such budget in the aggregate, or authorization or commitment with respect thereto, other than to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or as necessary to address emergencies, whether caused by war, terrorism, weather events, public health events (including pandemics), outages or otherwise;

(ix)    (1) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (2) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (3) waive, release, grant or transfer any right of material value;

(x)    except in the ordinary course of business consistent with past practice where such Contract (1) provides for a term no longer than twelve months from the date of execution, (2) is terminable by the Company or any of its Subsidiaries without penalty upon 30 days’ notice or less or (3) is in connection with any matter to the extent such matter is permitted by any other clause of this Section 5.1(a) and does not relate to any matter otherwise prohibited by this Section 5.1(a), (A) modify, amend, terminate, cancel or extend any Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(xi)    commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(xii)    change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, or revalue any of its material assets;

(xiii)    make, change, or revoke any material Tax election, policy or practice, file any material amended Tax Return, enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. applicable Law), surrender any right to claim a material Tax refund or any portion thereof, settle or compromise any material Tax claim or liability, incur any liability for Taxes other than in the ordinary course of business, waive or extend any statute of limitations in respect of Taxes or period within which an assessment or reassessment of material Taxes may be issued other than in the ordinary course of business consistent with past practice, prepare or file any Tax Return, in a manner inconsistent with past practices, elections, and methods of the Company and its Subsidiaries, grant any power of attorney with respect to Taxes; or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement, or apply for Tax-related relief under any Pandemic Response Law or take any action that could prevent Parent from applying for Tax-related relief under any Pandemic Response Law after the Closing Date, in each case relating to Taxes imposed on the Company or its Subsidiaries;

(xiv)    change its fiscal year;

(xv)    except to the extent required under the terms of any Company Plan as in effect on the date hereof, (1) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (2) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or approve any modifications thereto or increases therein, (3) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (4) adopt or enter into any collective bargaining agreement or other labor union contract, (5) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (6) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, other than as required by applicable Law;

(xvi)    hire or engage any (1) employees at the executive level or higher or (2) other than in the ordinary course of business consistent with past practice, any other employees or other service providers;

(xvii)    terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case other than (1) non-executive employees in the ordinary course of business consistent with past practice or (2) for cause or poor performance (documented in accordance with the Company’s past practices);

(xviii)    conduct a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act);

(xix)    enter into any collective bargaining agreement with any labor organization;

(xx)    fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(xxi)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xxii)    enter into any new line of business outside of its existing business;

(xxiii)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, or reduce inventories, in each case except in the ordinary course of business consistent with past practice;

(xxiv)    enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $100,000, or provide any Person the right to use the Owned Real Property or any portion thereof;

(xxv)    take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied by the Outside Date; or

(xxvi)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)    Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by the Company or as otherwise specifically required by this Agreement or Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as specifically required by this Agreement or Law, Parent shall not without the Company’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

(i)    (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for the payment by Parent of quarterly cash dividends on shares of Parent Common Stock with customary declaration, record and payment dates in accordance with Parent’s current dividend policy, or (2) split, combine, or reclassify any of its capital stock or other equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests;

(ii)    purchase, redeem, or otherwise acquire any shares of capital stock or any other equity securities of Parent or any securities convertible into or exchangeable for such shares of capital stock or other equity securities or any options, warrants, calls, or rights to acquire any such shares or other equity securities, other than (1) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Parent Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Parent Common Stock to satisfy tax obligations or the purchase price payable with respect to awards granted pursuant to Parent’s employee benefit plans, (3) the acquisition by Parent of shares subject to awards granted pursuant to Parent’s employee benefit plans in connection with the net settlement or forfeiture of such awards and (4) repurchases pursuant to Parent’s publicly disclosed stock buyback program in amounts not exceeding the amounts authorized by Parent’s Board of Directors as of the date hereof;

(iii)    amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or by-laws in a manner that could reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement or adversely affect in any material respect the rights of holders of the Parent Common Stock;

(iv)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly-owned Subsidiaries of Parent;

(v)    except as required by GAAP, change its fiscal year, or make any material changes in financial accounting methods, principles, or practices; or

(vi)    take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied by the Outside Date; or

(vii)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2    No Solicitation; Recommendation.

(a)    From the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and shall not permit or authorize any of its Subsidiaries or any of their respective directors, officers or employees to, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ respective investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”), directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and Representatives of the Company and its Subsidiaries to,

(A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information furnished with respect to any Acquisition Proposal or potential Acquisition Proposal during the six month period prior to the date of this Agreement, to the extent such return or destruction has not previously been requested, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement to the extent the Company has knowledge of any breach of such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Section 5.2 and (II) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law). Nothing in this Section 5.2 shall prohibit the Company or the Company Board, directly or indirectly through any Representative, from informing any Person that the Company is party to this Agreement and informing such Person of the restrictions that are set forth in this Section 5.2. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was not solicited after the date of this Agreement in violation of Section 5.2(a) and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing confidentiality terms that, taken as a whole, are substantially similar to, and no less favorable, in any material respect, to the Company than, those set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide Parent a copy (which may be redacted) of each confidentiality agreement the Company has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or substantially concurrently with (or, in the case of oral communication only, within 24 hours after) the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal and any of such Person’s Representatives and potential financing sources regarding such Acquisition Proposal and take any other actions with respect to such Acquisition Proposal that would otherwise be restricted by Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iii) (it being understood that no solicitation under this clause (y) shall result in any proposal or offer being deemed to be “solicited”). Nothing in this Section 5.2 shall prohibit the

Company or the Company Board, directly or indirectly through any Representative, from seeking to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes or would be reasonably expected to lead to a Superior Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.2(a), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to Parent or its Representatives.

(b)    Neither the Company Board nor any committee thereof shall:

(i)    (1) withdraw (or modify or qualify in any manner adverse to the Parent Parties) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Mergers or any of the other transactions contemplated hereby, (2) recommend or otherwise declare advisable the approval by the stockholders of the Company of any Acquisition Proposal, or (3) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)    cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or resolve, agree or publicly propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was not solicited after the date of this Agreement in violation of Section 5.2(a) and did not otherwise result from a breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 7.1(d)(ii) unless:

(A)    the Company notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other amendment to any material term of such Superior Proposal shall require a new written notice by the Company and a new notice period; provided, that such notice period shall be shortened to two Business Days); and

(B)    if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law;

provided further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1)    the Company notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor and provides reasonable detail describing the Intervening Event; and

(2)    if Parent makes a proposal during such four Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

During the four Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee pursuant to Section 7.3(b), if applicable).

(c)    In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company promptly (and in any event within the longer of one Business Day and 48 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that would reasonably be expected to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer and the identity of the Person making any such indication, inquiry, request, proposal or offer. The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including, within the longer of one

Business Day and 48 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer. Without limiting any of the foregoing, the Company shall promptly (and in any event within the longer of one Business Day and 48 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall provide Parent with at least 24 hours’ prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

(d)    The Company agrees that any violation of the restrictions set forth in this Section 5.2 by or at the direction of, or with prior knowledge by, the Company Board, any member thereof or any executive officer of the Company, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

(e)    The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f)    Nothing contained in Section 5.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers, in such disclosure and expressly rejects any applicable Acquisition Proposal.

(g)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting direct or indirect parent company of the Company, in each case other than the Mergers and other transactions contemplated by this Agreement.

(ii)    “Superior Proposal” means any bona fide written Acquisition Proposal that is not solicited after the date of this Agreement in violation of Section 5.2(a) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing or financing contingencies and the likely timing of closing, and the Person making the proposal, (A) is more favorable to the stockholders of the Company from a financial point of view than the Mergers and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) would reasonably be expected to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%”; and

(iii)    “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval that does not relate to (A) an Acquisition Proposal, (B) any actions taken pursuant to this Agreement or (C) any changes in the price of Shares or of the Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change in price may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

Section 5.3    Preparation of Proxy Statement; Stockholders’ Meeting.

(a)    As promptly as practicable after the date of this Agreement, (i) Parent and the Company shall use their respective reasonable best efforts to prepare and cause to be filed with the SEC a mutually acceptable proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of such stockholders (including any postponement or adjournment thereof, the “Company Stockholders Meeting”) to be held to consider the adoption of this Agreement; and (ii) the Company, in consultation with Parent, shall set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Company Merger. The Company and Parent shall each use their respective reasonable best efforts to provide all information related to themselves and their respective Subsidiaries and stockholders as may be required or reasonably requested by the other Party or as requested by the staff of the SEC to be included in the Form S-4 and Proxy Statement, to cause the Form S-4 and Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.

(b)    Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the First Company Merger and the other transactions contemplated hereby. The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Except in the case of filing, amendment or supplement of the Proxy Statement in connection with an Adverse Recommendation Change or any dispute between the parties regarding this Agreement, the Mergers or the other transactions contemplated hereby, no filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement, or any response to comments from or other communication to the SEC with respect to the Form S-4 or the Proxy Statement, will be made by Parent or the Company, as applicable, without providing the other Party a reasonable opportunity to review and comment thereon and without the others’ prior written approval (which shall not be unreasonably withheld, delayed or conditioned). Parent shall consider in good faith for inclusion in the Form S-4 and in all correspondence to and filings with the SEC relating to the Mergers all comments reasonably proposed by the Company. Each of Parent and the Company will advise the other Party promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the First Company Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Effective Time, any information relating to the Mergers, the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party or otherwise affect the remedies available hereunder to any Party.

(c)    As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall, subject to Section 5.2, duly call, give notice of, convene and hold the Company Stockholders Meeting solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a 21(c) under the Exchange Act in connection therewith. Such Company Stockholders Meeting shall in any event be no later than 45 calendar days after the date on which the SEC declares the Form S-4 effective. The Company may postpone or adjourn the Company Stockholders Meeting from time to time solely (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed); (ii) (1) due to the absence of a quorum or (2) if the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(1) and/or clause (ii)(2) of this Section 5.3(c). Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval; provided that the Company shall not be required to adjourn the Company Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that (1) except in the event of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (2) its obligations pursuant to this Section 5.3(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change. Immediately after the execution of this Agreement, Parent shall duly adopt this Agreement in its capacity as the sole stockholder of Merger Sub Inc. by written consent in accordance with Section 228 of the DGCL and deliver to the Company evidence of its action by written consent so adopting this Agreement. If the Company shall have delivered a notice to Parent as contemplated by Section 5.2(b), the Company may adjourn (or postpone) the Company Stockholders Meeting to a date no later than five Business Days after the expiration of such notice period.

Section 5.4    Access to Information; Confidentiality.

(a)    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period for the sole purpose of consummation of the Mergers and the Transactions contemplated by this Agreement (or integration planning related thereto), the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors).

(b)    Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, for purposes of consummation of the Mergers and the Transactions contemplated by this Agreement, and to such information, properties and personnel regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to confirm that the representations and warranties of the Parent Parties contained herein are true and correct and that the covenants of the Parent Parties contained herein have been performed in all material respects.

(c)    Notwithstanding anything to the contrary, Section 5.4(a) and (b) shall not require the Parties to disclose any information to the extent such disclosure would contravene applicable Law, jeopardize any attorney-client or other legal privilege or breach any existing Contract. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement, dated as of April 22, 2021, between Parent and the Company and the Confidentiality Agreement, dated as of February 22, 2021, between the Company and Parent (together, the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to the Parties pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.

Section 5.5    Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the Parties shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

(b)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Mergers, the Surviving Corporation, the Surviving Company or any of their respective Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business, properties or assets of Parent, the Company, the Surviving Corporation, the Surviving Company or any of their respective Affiliates.

Section 5.6    Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.7    Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such Party to satisfy any condition set forth in Article VI; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.

Section 5.8    Indemnification, Exculpation and Insurance.

(a)    The Parent Parties agree that all rights to indemnification, advancement and exculpation existing in favor of the current or former directors and officers of the Company and its Subsidiaries as provided in the Company Charter or Company Bylaws, or the corresponding governing documents of such Subsidiaries, as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Company, with any payments thereof guaranteed by Parent, and shall continue in full force and effect for a period of six years after the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b)    For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.8(b) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2020 for such purpose (which fiscal year 2020 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

(c)    In the event that Parent, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Company (as applicable) assumes the obligations set forth in this Section 5.8.

(d)    The provisions of this Section 5.8 shall survive consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Company. The obligations of Parent and the Surviving Company under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnified party unless the affected indemnified party shall have consented in writing to such termination or modification.

Section 5.9    Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Mergers or any of the other transactions contemplated by this Agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the First Company Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.10    Stock Exchange; Deregistration.

(a)    Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Company Merger as provided for in Article II to be approved for listing on the NASDAQ prior to the Effective Time.

(b)    Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 5.11    Public Announcements. Each of the Parent Parties, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, notwithstanding the foregoing, a Party may, without providing the other Parties the opportunity for such consultation and review, issue a press release or make a public statement that is consistent with prior press releases or public statements made in compliance with this Section 5.11 or any communication plan or strategy previously agreed to by Parent and the Company. For the avoidance of doubt, nothing in this Section 5.11 shall (i) prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the transactions contemplated hereby, (ii) be deemed to restrict the ability of any Party to communicate to its employees or Representatives in a manner that would not be reasonably be expected to require public disclosure by the disclosing Party, (iii) be deemed to require the Company to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of a Superior Proposal or proposal that would reasonably be expected to lead to a Superior Proposal, and matters related thereto, or an Adverse Recommendation Change, other than as set forth in Section 5.2 or (iv) prevent Parent or, subject to Section 5.2, the Company from making any public statement in connection with any dispute among the Parties regarding this Agreement, the Mergers or the other transactions contemplated hereby.

Section 5.12    Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) resulting from such transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13    Forum Selection Bylaw. In connection with the approval of this Agreement by the Company Board, or as soon thereafter as practicable after the date of this Agreement, the Company Board shall adopt a forum selection bylaw substantially in the form set forth in Exhibit B.

Section 5.14    Payment of Company Indebtedness.

(a)    At the Second Company Merger Effective Time, the Surviving Company shall assume all obligations of the Company under and in accordance with the Senior Debt Indenture and pay all amounts required to repay in full and retire the Senior Debt thereunder (the “Senior Debt Payoff Amount”).

(b)    The Senior Debt shall be repaid by a combination of cash payments and shares of Parent Common Stock in accordance with the terms of the Senior Debt Indenture. No later than two Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent the Company’s good faith calculation of the cash of the Company that would be reflected on a consolidated balance sheet of the Company as of the date which is four Business Days prior to the Closing Date (the “Cash Calculation”), the Designated Company Expenses, the Senior Debt Payoff Amount, the ABL Payoff Amount and accrued interest on the Convertible Notes that would be payable upon an Accelerated Mandatory Conversion (as defined in the Convertible Notes Indenture) on the fifth Trading Day following the Closing Date (the “Accrued Interest”). Prior to the Closing, the Company shall consider in good faith any reasonable objections of Parent to such Cash Calculation. The Cash Calculation shall be made in accordance with GAAP consistent with the preparation of the Balance Sheet and the accounting methodologies and practices customarily used by the Company to prepare month-end balance sheet presentations.

(c)    The amount of cash to be paid to the Senior Debtholders in such repayment and set forth in the Senior Debt Indenture shall not exceed an amount equal to $30,000,000 plus the cash reflected in the Cash Calculation made in accordance with Section 5.14(b) (“Company Cash”) less the Designated Company Expenses less amounts required to repay in full and retire any indebtedness amounts (other than Letters of Credit which are addressed in Section 5.14(d)) outstanding under the ABL Credit Facility (the “ABL Payoff Amount”) and less the Accrued Interest. The number of shares of Parent Common Stock to be delivered to the Senior Debtholders (the “Senior Debt Shares”) in such repayment will be determined as follows and set forth in the Senior Debt Indenture:

Senior Debt Shares = (i) the Senior Debt Payoff Amount less $30,000,000 less Company Cash plus the Designated Company Expenses plus the ABL Payoff Amount and plus the Accrued Interest, divided by (ii) the product of (x) the average of the Parent VWAP for the three consecutive trading days ending on the second trading day immediately preceding the Closing Date and (y) 0.8575.

The Senior Debt Shares shall result in a downward adjustment in the Exchange Ratio pursuant to the definition thereof.

(d)    At the Closing, the Company shall repay in full all outstanding borrowings and other amounts outstanding under the ABL Credit Facility (other than Letter of Credit). Parent will, at or prior to Closing, make available and put in place substitute letters of credit or other collateral, or make other arrangements satisfactory to the issuer of each applicable letter of credit, to allow the Company’s letters of credit under the ABL Credit Facility to be released and cancelled or to be novated or deemed issued under Parent’s credit facility or otherwise collateralized to the satisfaction of each applicable letter of credit issuer such that the ABL Credit Facility may be terminated on the Closing Date.

(e)    Closing Cash shall not include any cash proceeds in excess of $1,000,000 in the aggregate received by the Company after the date hereof from any disposition of the Held for Sale Assets. For the avoidance of doubt and subject to the immediately preceding sentence, the following amounts, without duplication, shall be included in Company Cash to the extent such amounts are included in the Cash Calculation pursuant to Section 5.14(b) above: (i) amounts held in escrow as of the date hereof and set forth in Section 5.14(e) of the Company Disclosure Letter and amounts hereafter placed in escrow in support of offers to prepay the Senior Debt in accordance with the Senior Debt Indenture and (ii) amounts held in escrow as of the date hereof and set forth in Section 5.14(e) of the Company Disclosure Letter in connection with access to secured property in connection with security interests granted under the Senior Debt Indenture.

Section 5.15    401(k) Plan Termination. Unless instructed otherwise by Parent at least two Business Days prior to the Closing Date, the Company shall (or shall cause the applicable plan sponsor to), at least one Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate action(s)) to terminate, the Pioneer Energy Services Corp. 401(k) Plan and any other Company Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans on behalf of Continuing Employees for all periods of service prior to the Closing Date (other than such contributions as are necessary to effectuate the actions set forth on Section 5.15 of the Company Disclosure Letter), including such contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, (iii) 100% vest all participants under the 401(k) Plans, such termination, contributions and vesting to be effective no later than the Business Day preceding the Closing Date, and (iv) take all actions set forth on Section 5.15 of the Company Disclosure Letter. As soon as reasonably practicable following the Closing Date, the Continuing Employees (as defined below) will be eligible to participate in Parent’s 401(k) Plans.

Section 5.16    Employee Benefits.

(a)    For purposes of vesting, eligibility to participate and level of vacation accruals under the employee benefit plans of Parent and Parent’s Subsidiaries that provide benefits to any individual employed by the Surviving Corporation immediately after the Effective Time (each, a “Continuing Employee” and such plans, the “Parent Benefit Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time and as set forth on Section 5.16(a) of the Company Disclosure Letter; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, Parent shall, or shall cause the Parent Benefit Plans providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee to, use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in such Parent Benefit Plans to the extent such restrictions were not applicable under a comparable Company Plan immediately prior to the Effective Time, (ii) all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such employee and his or her covered dependents to the extent such restrictions were not applicable under a comparable Company Plan immediately prior to the Effective Time, and (iii) to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year in which the Closing Date occurs to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(b)    After the Closing Date, Continuing Employees will either continue under the Surviving Company’s group medical, dental, vision and disability benefit plans (as same may be amended or revised by Parent) or will be allowed to participate in comparable group medical, dental, vision and disability Parent Benefit Plans, as amended from time to time, to the same extent as similarly situated employees of Parent, in either case, as determined by Parent at or prior to the Effective Time.

(c)    Between the date hereof and the Closing Date, the Company shall implement any retention bonus arrangements for employees of the Company and its Subsidiaries that are specifically directed by Parent, which retention bonuses shall be payable at or following the Effective Time and shall otherwise be on the form, terms and conditions established by Parent (the “Parent Retention Bonuses”). Parent Retention Bonuses shall be for the account of Parent and, to the extent Parent Retention Bonuses are paid by the Company prior to the Effective Time, they will be added back in the determination of Company Cash.

(d)    Nothing in this Agreement shall be interpreted to require Parent to provide for the participation of any Continuing Employee in any benefit plan of Parent or its Affiliates. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or otherwise to create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any affiliate of Parent. Furthermore, nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any other Subsidiary of Parent and, subject to any agreement between a Continuing Employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be “at will” employment.

Section 5.17    Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Parties each agree:

(a)    that the Mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(b)    that this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.3683(a) of the Treasury Regulations; and

(c)    to (i) treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant income Tax purposes, (ii) not take any action that could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (iii) file their respective Tax Returns consistent with such tax treatment and (iv) except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with such Tax treatment.

Section 5.18    Subsidiary Stock Ledger. Within 15 Business Days following the date hereof, the Company shall direct the legal representative of the Company’s Subsidiary Proveedora Internacional de Taladros S.A.S. to file a report with the National Police of Colombia indicating the loss of the stock ledger with respect to such Subsidiary and promptly thereafter file a request for registration of a new stock ledger with the Chamber of Commerce of Bogotá. Promptly following the registration of the new stock ledger and in any event prior to the Closing Date, the Company shall cause the reconstruction of the entries according to the issuance of shares in order to reflect that Pioneer Global Holdings Inc. is the sole shareholder of such Subsidiary.

Section 5.19    Third Supplemental Indenture. The Company shall cause the Third Supplemental Indenture to be executed and delivered as promptly as practicable after the date hereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each Party to effect the Mergers is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    Governmental Approvals. Any applicable waiting period (and any extension thereof) relating to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c)    No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order, decree or other legal restraint or prohibition issued by any court of competent jurisdiction shall be in effect, no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers.

(d)    Nasdaq Listing. The Parent Common Stock to be issued in the First Company Merger shall have been approved for listing on the NASDAQ.

(e)    Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 and no Action seeking a stop order shall have been initiated or threatened by the SEC.

(f)    Third Supplemental Indenture. The Third Supplemental Indenture shall have been executed and delivered by the Company, the guarantors party thereto and the trustee under the Senior Debt Indenture, and shall be in full force and effect.

Section 6.2    Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2 (except for any de minimis inaccuracies), Section 3.4, Section 3.5(a)(i), Section 3.25 and Section 3.29 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (ii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)    Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)    Tax Certificate. The Company shall have delivered to Parent a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form of Exhibit A hereto.

(f)    Dissenting Shares. Not more than 6% of the Shares outstanding as of immediately prior to the Effective Time shall be Dissenting Shares.

Section 6.3    Conditions to the Obligations of the Company. The obligation of the Company to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Section 4.1, Section 4.2 (except for any de minimis inaccuracies), Section 4.3, Section 4.4(a)(i) and Section 4.11 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (ii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)    Performance of Obligations of the Parent Parties. The Parent Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)    Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4    Frustration of Closing Conditions. None of the Parties may rely on, either as a basis for not consummating the Mergers or for terminating this Agreement, the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. This Agreement may be terminated and the Mergers may be abandoned (except as set forth below) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub Inc. and Merger Sub LLC):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Mergers shall not have been consummated on or before January 3, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)    if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)    by Parent:

(i)    if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or Section 5.3(c), as to which Section 7.1(c)(ii)(3) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (2) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) 60 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Parent Parties are then in material breach of any of their covenants or agreements set forth in this Agreement; or

(ii)    if (1) an Adverse Recommendation Change shall have occurred, (2) the Company shall, within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, (3) the Company shall have failed to publicly reaffirm its recommendation of the Mergers within 10 Business Days after the date any Acquisition Proposal is first publicly announced, distributed or disseminated to the Company’s stockholders upon a request to do so by Parent, (4) the Company shall have breached or failed to perform, in any material respect, any of its obligations set forth in Section 5.2 or Section 5.3(c), or (5) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; provided that Parent’s right to terminate this Agreement pursuant to this clause (ii) shall be exercisable only until such time as the Company Stockholder Approval is obtained;

(d)    by the Company:

(i)    if the Parent Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Parent Parties shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (2) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) 60 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii)    at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.2(b); provided, that the Company shall have (1) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (2) otherwise materially complied with all provisions of Section 5.2(b), including the notice provisions thereof, and (3) paid any amounts due pursuant to Section 7.3(b); or

(iii)    if the average of the Parent VWAP for the 10 consecutive trading days ending with the last complete trading day prior to the date required for the Closing to occur pursuant to Section 1.2 or, if later, the scheduled Closing Date is less than $5.60.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other Party.

Section 7.2    Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Parent Parties or the Company, provided, that:

(a)    the Confidentiality Agreement (as amended hereby) and the provisions of Sections 3.29 (Brokers) and 4.11 (Brokers), Section 5.11 (Public Announcements), this Section

7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.14 (Waiver of Jury Trial) and Section 8.17 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)    the Company may have liability as provided in Section 7.3; and

(c)    no such termination shall relieve any Party from any liability or damages arising out of a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or intentional fraud, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3    Fees and Expenses.

(a)    Except with respect to Designated Company Expenses which will be borne by the Company in accordance with Section 5.14, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by Parent. For purposes of clarity, the Parties acknowledge and agree that the expenses set forth on Schedule 7.3 to Company Disclosure Schedules shall be borne by Parent.

(b)    In the event that:

(i)    (1) after the date of this Agreement, an Acquisition Proposal (whether or not conditional) (x) is made directly to the Company’s stockholders or is otherwise publicly disclosed and not withdrawn at least seven Business Days prior to the Company Stockholders Meeting or (y) is otherwise communicated to senior management of the Company or the Company Board, (2) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i), and (3) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (3), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii)    this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii)    this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $9,500,000 (the “Company Termination Fee”), which shall be the sole and exclusive remedy of the Parent Parties against the Company, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion; provided, that the payment by the Company of the Company Termination Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or intentional fraud.

(c)    Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i), (ii) within three Business Days of a termination by Parent pursuant to Section 7.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, a termination by the Company pursuant to Section 7.1(d)(ii).

(d)    The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parent Parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 7.4    Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

Section 7.5    Extension of Time; Waiver. At any time prior to the Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Second Company Merger Effective Time, other than Section 4.15 and those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Second Company Merger Effective Time. For purposes of clarity, the provisions of this Article VIII and the provisions of Section 2.5, Section 4.15, Section 5.8, and Section 5.9 will survive the Closing.

Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to the Parent Parties, the Surviving Corporation or the Surviving Company, to:

Patterson-UTI Energy, Inc.

10713 West Sam Houston Parkway N, Suite 800

Houston, Texas 77064

Attention: General Counsel

E-mail: legalnotice@patenergy.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002-6117

Attention: Tull R. Florey

Email: tflorey@gibsondunn.com

(i)	if to Company, to:

Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Attention: Bryce Seki, VP - General Counsel

E-mail: BSeki@pioneeres.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

Frost Tower

111 W. Houston Street, Suite 1800

San Antonio, Texas 78205

Attention: Daryl Lansdale

E-mail: daryl.lansdale@nortonrosefulbright.com

and

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Christopher S. Collins and David Lassetter

E-mail: ccollins@velaw.com

             dlassetter@velaw.com

Section 8.3    Certain Definitions. For purposes of this Agreement:

(a)    “ABL Credit Facility” means that certain credit arrangement governed by the Credit Agreement, dated May 29, 2020, by and among the Company and certain of its Subsidiaries, on the one hand, and PNC Bank, National Association and the other lenders party thereto, on the other hand (as amended from time to time).

(b)    “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c)    “Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law);

(d)    “Aggregate Shares” means the number of shares of Company Common Stock equal to the sum of (x) the total number of Shares (including any Company Restricted Stock Awards) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) plus (y) the number of Shares into which the Convertible Notes are convertible immediately prior to the Effective Time (assuming Physical Settlement as defined in the Convertible Notes Indenture);

(e)    “Antitrust Laws” means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Laws under any applicable jurisdictions, whether federal, state, local, or foreign;

(f)    “Applicable Date”” means January 1, 2019.

(g)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or required by applicable Law to be closed;

(h)    “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole;

(i)    “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), each “multiemployer plan” (within the meaning of ERISA section 3(37)), and each other stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, consulting, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, retention, dependent care and each other employee benefit and compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether written or oral (i) under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits, (ii) that the Company or any of its Subsidiaries sponsors or maintains, is making contributions to, has any obligation to make contributions to or with respect to which it is otherwise bound, or (iii) under which the Company or any of its ERISA Affiliates has any present or future liability or obligation (contingent or otherwise). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans”;

(j)    “Company Stock Plan” means the Pioneer Energy Services Corp. 2020 Employee Incentive Plan;

(k)    “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(l)    “Convertible Notes Indenture” means the Indenture, dated May 29, 2020, between the Company and Wilmington Trust, National Association, as trustee, governing the Convertible Notes, as amended and supplemented by the First Supplemental Indenture thereto dated May 11, 2021, in each case as in effect on the date hereof;

(m)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks;

(n)    “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and all guidelines and requirements of OSHA and the Centers for Disease Control and Prevention, such as social distancing, cleaning, and other similar or related measures;

(o)    “Designated Company Expenses” means the following fees and expenses incurred by or on behalf of, or payable by, the Company or any of its Subsidiaries or any Person

that the Company or any of its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement or the performance or consummation of the transactions contemplated hereby, in each case to the extent incurred on or prior to the Closing: (i) all fees and expenses of counsel and the Company Financial Advisors in connection with the transactions contemplated hereby; (ii) all brokers’, finders’ or similar fees payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (iii) 50% of (A) all fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and (B) all filing and other fees paid to the SEC or in respect of the HSR Act (other than attorneys’ fees, accountants’ fees and related expenses); and (iv) any retention, transaction or change in control bonuses put in place by the Company or any of its Subsidiaries (other than the Parent Retention Bonuses) between the date hereof and the Closing Date in accordance with Section 5.1(a), in each case in connection with the transactions contemplated hereby to the extent such bonuses, fees and expenses have not been paid by the Company;

(p)    “Encumbrance” means any charge, claim, limitation, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment or right of first refusal, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership;

(q)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(r)    “ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or such Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code;

(s)    “Exchange Ratio” means the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Share Cap less the number of Senior Debt Shares, by (ii) the Aggregate Shares;

(t)    “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(u)    “knowledge” of any Party means the actual knowledge of any executive officer of such Party or any fact or matter which any such officer of such Party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter;

(v)    “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing;

(w)    “Material Adverse Effect,” with respect to any Person, means any event, change, circumstance, occurrence or effect that (i) has, or would have, a material adverse effect on the business, financial condition, results of operations, properties, assets or liabilities of such Person and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the ability of such Person to consummate the Mergers and the other transactions contemplated hereby; provided, however, in the case of clause (i) only, no event, change, circumstance, occurrence or effect to the extent directly or indirectly resulting from or arising out of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would occur:

(i)    changes in general economic or financial market conditions, including changes in interest or exchange rates;

(ii)    changes generally affecting the industries (or segments thereof) in which such Person or any of its Subsidiaries are engaged (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally);

(iii)    changes or proposed changes in GAAP or other accounting standards or interpretations thereof or in any applicable Law, interpretations thereof or regulatory conditions or any changes in the enforcement of any of the foregoing or in general legal or regulatory conditions;

(iv)    the outbreak or escalation of hostilities, acts of war (whether or not declared), military actions or acts of terrorism or the occurrence of any natural disasters, global or regional pandemics or disease outbreaks (including the existence, response to and impact of the COVID-19 pandemic), but not any such event resulting in any damage or destruction to or loss of such Person’s or its Subsidiaries’ physical properties to the extent such change or effect would otherwise constitute or contribute to a Material Adverse Effect;

(v)    any change, in and of itself, in the market price or trading volume of such Person’s securities; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying event, change, circumstance, occurrence or effect that is the cause of such failure has resulted in a Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (i) through (vii) hereof;

(vi)    any failure by such Person to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by such Person or independent third parties) for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any underlying event, change, circumstance, occurrence or effect that is the cause of such failure has resulted in a Material Adverse Effect to the extent not otherwise falling within any of the other exceptions set forth in clauses (i) through (vii) hereof; and

(vii)    the announcement or pendency of this Agreement or the Mergers or the other transactions contemplated hereby;

provided, further, that with respect to clauses (i) through (vii), such event, change, circumstance, occurrence or effect may be taken into account in determining whether there has occurred, or would occur, a Material Adverse Effect to the extent such event, change, circumstance, occurrence or effect has a disproportionately adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate (in which case the disproportionate impact or impacts may be taken into account in determining whether there has occurred, or would occur, a Material Adverse Effect).

(x)    “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing;

(y)    “Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020) (the “CARES Act”), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn;

(z)    “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(aa)    “Parent Stock Plan” means the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended, the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated, and the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan;

(bb)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(cc)    “Reorganization Date”” means May 29, 2020;

(dd)    “Senior Debt” means the Senior Secured Floating Rate Notes due 2025 of the Company;

(ee)    “Senior Debt Indenture” means the Indenture, dated May 29, 2020, between the Company and Wilmington Trust, National Association, as trustee and security agent, governing the Senior Debt, as amended and supplemented by the First Supplemental Indenture thereto dated March 3, 2021 and the Second Supplemental Indenture thereto dated May 11, 2021, in each case as in effect on the date hereof, and the Third Supplemental Indenture when executed and delivered by the Company, the guarantors party thereto and the trustee under the Senior Debt Indenture;

(ff)    “Senior Debtholders” means the Persons who hold Senior Debt;

(gg)    “Share Cap” means 26,275,000; provided that, if the average of the Parent VWAP for the 10 consecutive trading days ending with the last complete trading day prior to the Closing Date is greater than $11.00, the Share Cap shall be reduced by an amount equal to one-half of (x) 26,275,000 less (y) the quotient obtained by dividing 289,025,000 by such average and rounding to the nearest whole integer;

(hh)    “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(ii)    “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(jj)    “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;

(kk)    “Third Supplemental Indenture” means the Third Supplemental Indenture to the Senior Debt Indenture in the form of Exhibit C hereto, with only such changes, other than completion of the execution date thereof and other changes reasonably requested by the trustee thereunder that do not affect Parent or the Surviving Company in any adverse manner, as shall be approved by Parent in its sole discretion;

(ll)    “Trading Day” has the meaning ascribed to such term in the Convertible Notes Indenture; and

(mm)    “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

Section 8.4    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to documents or other materials “provided” or “made available” to Parent shall mean that such documents or other materials were present at least two Business Days prior to the date of this Agreement in the on-line data room maintained by the Company for purposes of the transactions contemplated herein and accessible by Parent.

Section 8.5    Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 8.6    No Third Party Beneficiaries.

(a)    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except (i) as provided in Section 5.8 (which is intended for the benefit of, and shall be enforceable by, the Persons referred to therein) and (ii) from and after the Closing and subject to the consummation of the Mergers, for the provisions of Article II with respect to the rights of the former holders of Shares and Company Restricted Stock Awards to receive Merger Consideration after the Closing.

(b)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8    Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.10    Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13    Disclosure Letters.

(a)    The Company Disclosure Letter and the Parent Disclosure Letter are arranged in separate parts corresponding to the numbered and lettered Sections contained in Article III and IV, respectively. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify any other Section to the extent that the relevance of such item is reasonably apparent on its face. Where the terms of a Contract or other disclosure item have been referenced, summarized or described, such reference, summary or description does not purport to be a complete statement of the material terms of such Contract or disclosure item and such disclosures are qualified in their entirety by the specific details of such Contract or disclosure item.

(b)    The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or the Parent Disclosure Letter, that such information is required to be listed in the Company Disclosure Letter or the Parent Disclosure Letter or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Letter or Parent Disclosure Letter relating to any possible or alleged breach or violation of applicable Law or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Letter or Parent Disclosure Letter, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter are qualified in their entireties by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or the Parent Parties, as applicable, except as and to the extent provided in this Agreement.

(c)    The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

Section 8.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.16    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.17    No Presumption Against Drafting Party. Each of the Parent Parties and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PATTERSON-UTI ENERGY, INC.

By:	/s/ William A. Hendricks, Jr.
Name:	William A. Hendricks, Jr.
Title:	Chief Executive Officer and President

CRESCENT MERGER SUB INC.

By:	/s/ William A. Hendricks, Jr.
Name:	William A. Hendricks, Jr.
Title:	Chief Executive Officer and President

CRESCENT RANCH SECOND MERGER SUB LLC

By:	PATTERSON-UTI ENERGY, INC., its Sole Member

By:	/s/ William A. Hendricks, Jr.
Name:	William A. Hendricks, Jr.
Title:	Chief Executive Officer and President

PIONEER ENERGY SERVICES CORP.

By:	/s/ Matthew S. Porter
Name:	Matthew S. Porter
Title:	President and Chief Executive Officer

Exhibit A

Tax Certificate

Patterson-UTI Energy, Inc.

Attention: Chief Financial Officer

10713 W. Sam Houston Pkwy N, Suite 800,

Houston, Texas 77064

Statement under U.S. Treasury

Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)

Ladies and Gentlemen:

In connection with the acquisition by Patterson-UTI Energy, Inc., a Delaware corporation (the “Transferee”), of Pioneer Energy Services Corp., a Delaware corporation (the “Company”), you have requested a statement pursuant to Section 6.2(e) of that certain Agreement and Plan of Merger, dated as of July 5, 2021, by and among the Transferee, Crescent Merger Sub Inc., a Delaware corporation, Crescent Ranch Second Merger Sub LLC, a Delaware limited liability company, and the Company (the “Agreement”), as contemplated under and meeting the requirements of U.S. Treasury Regulations Section 1.1445-2, certifying that the Company is not a United States real property holding corporation within the meaning of Section 897 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

The Company has determined that it is not and has not been at any time during the five years preceding the date hereof, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code and U.S. Treasury Regulations Section 1.897-2(b). Based on such determination, the Company certifies that, as of the date hereof, the stock of the Company does not constitute a “U.S. real property interest” within the meaning of Section 897(c)(1) of the Code and U.S. Treasury Regulations Section 1.897-1(c).

The Company acknowledges that: (a) it is issuing this statement and making the certifications contained herein pursuant to U.S. Treasury Regulations Section 1.1445-2(c)(3) and U.S. Treasury Regulations Section 1.897-2(h), (b) the Company authorizes the Transferee to file this statement and the associated notice on its behalf with the Internal Revenue Service at any time after the closing of the transaction described in the Agreement, and (c) any false statement contained herein could be punished by fine, imprisonment, or both.

The undersigned corporate officer of the Company hereby verifies under penalties of perjury that the statements set forth herein are correct to his/her knowledge and belief, and that he/she has the authority to sign this statement on behalf of the Company.

[SIGNATURE PAGE FOLLOWS]

Dated: [________]

Pioneer Energy Services Corp.

By:     _________________________________

Name:     _______________________________

Title:     ________________________________

EXHIBIT B

Forum Selection Bylaws

ARTICLE XX

FORUM FOR ADJUDICATION OF DISPUTES

Section XX.1    Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware). For purposes of this Article XX, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XX.

Section XX.2    Enforceability. If any provision of this Article XX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XX (including, without limitation, each portion of any sentence of this Article XX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

EXHIBIT C

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of July ___, 2021, among Pioneer Energy Services Corp., a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and security agent (in such capacity, the “Security Agent”).

RECITALS

WHEREAS, the Company and the Guarantors heretofore executed and delivered to the Trustee and the Security Agent an Indenture, dated as of May 29, 2020, providing for the issuance of the Company’s Senior Secured Floating Rate Notes due 2025 (the “Notes”) and such Indenture was amended by that certain First Supplemental Indenture dated as of March 3, 2021 and that certain Second Supplemental Indenture dated as of May 11, 2021 (as so amended, the “Indenture”);

WHEREAS, Section 10.02 of the Indenture provides that, in certain instances including actions which cause the Notes to be payable in currency or property other than as currently reflected in the Indenture, the Indenture may be amended or supplemented with the consent of all holders of the Notes (the “Holders”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of July 5, 2021 (“Merger Agreement”), with Patterson-UTI Energy, Inc., a Delaware corporation (“Acquiror Parent”), and certain of its affiliate companies which provides (i) for the Company to merge with certain of the affiliate companies and to become a wholly owned subsidiary of Acquiror Parent (the “Merger”), (ii) for the Notes to be repaid in a combination of cash and shares of common stock, par value $0.01 per share, of Acquiror Parent (“Acquiror Parent Common Stock”) and (iii) for the convertible noteholders and common shareholders of the Company to receive Acquiror Parent Common Stock upon closing of the Merger;

WHEREAS, the Company proposes to amend and supplement the Indenture as set forth herein (the “Proposed Amendments”), and has solicited consents to the Proposed Amendments from Holders by distributing to such Holders a Consent Solicitation Statement (as amended, supplemented or otherwise modified from time to time, the “Statement”) with the form of this Third Supplemental Indenture and instructions for delivery of consents through The Depository Trust Company’s ATOP system (the “Consent Solicitation”);

WHEREAS, the Company has received and delivered to the Trustee evidence of the requisite consents from Holders constituting 100% in aggregate principal amount of the outstanding Notes to effect the Proposed Amendments under the Indenture with respect to the Notes;

WHEREAS, the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that execution of this Third Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent and covenants provided for in the Indenture related thereto have been satisfied;

WHEREAS, the Company has requested that the Trustee and Security Agent execute and deliver this Third Supplemental Indenture; and

WHEREAS all requirements necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantors, the Trustee and the Security Agent mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1    Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.

1.2    Definition of Terms. For all purposes of this Third Supplemental Indenture:

(a)    Capitalized terms used herein without definition shall have the meanings set forth in the Indenture unless otherwise noted;

(b)    a term defined anywhere in this Third Supplemental Indenture has the same meaning throughout;

(c)    the singular includes the plural and vice versa; and

(d)    headings, subheadings and captions are for convenience of reference only and do not affect interpretation.

ARTICLE II

AMENDMENT

2.1    Amendment to the Indenture. The Proposed Amendments to the Indenture, as set forth in this Article II, shall apply to the applicable Notes Documents and be effective as of the date hereof. Any provision of the Notes Documents that conflicts with the express provisions of this Third Supplemental Indenture shall be deemed to be amended, and the provisions of this Third Supplemental Indenture shall control.

2.2    Amendment. A new “Section 3.11” is hereby added to the Indenture, which Section 3.11 reads in its entirety as follows:

“3.11    Redemption Upon Closing of the Designated Merger.

(a)    Designated Merger. The Holders acknowledge that the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Patterson-UTI Energy, Inc. (“Acquiror Parent”) and certain of its affiliate companies which provides for (i) the Company to merge with certain of the affiliate companies and to become a wholly owned subsidiary of Acquiror Parent, (ii) merger consideration in the form of up to 26,275,000 shares of common stock, par value $0.01 per share, of Acquiror Parent (“Acquiror Parent Common Stock” and such consideration, “Merger Consideration”), (iii) the Notes to be repaid in a combination of cash and shares of Acquiror Parent Common Stock out of, and reducing, the Merger Consideration, and (iv) the Company’s convertible noteholders and common shareholders to receive the remaining Merger Consideration (after payment of the Notes) upon closing of the merger transactions contemplated by the Merger Agreement (collectively, the “Merger”).

(b)    Redemption Upon Closing of the Merger. Notwithstanding that the consummation of the Merger constitutes a “Change of Control” under this Indenture and notwithstanding any other conflicting provision herein (including Sections 3.07 and 3.10 of this Indenture), immediately following the effective time of the Merger on the Merger Closing Date (as defined below), the Company shall redeem the Notes at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the Merger Closing Date. The redemption price shall be paid in a combination of cash and shares of Acquiror Parent Common Stock as reflected in and pursuant to the terms set forth in Section 5.14 of the Merger Agreement and this Section 3.11. For purposes of such payment, the U.S. dollar value of each share of Acquiror Parent Common Stock shall equal the product of (i) the average of the Parent VWAP (as defined in the Merger Agreement) for the three consecutive trading days ending on the second trading day immediately preceding the Merger Closing Date (as calculated pursuant to and in accordance with the Merger Agreement) and (ii) 0.8575.

(c)    Notice to Trustee and Holders. (i) At least one Business Day prior to the closing date of the Merger (the “Merger Closing Date”), the Company will furnish to the Trustee an Officers’ Certificate (the “Officers’ Merger Certificate”) setting forth:

(A)	the Merger Closing Date;

(B)	the redemption price; and

(C)	a calculation reflecting the cash amount and the number of shares of Acquiror Parent Common Stock to be paid or delivered to each Holder pursuant to Section 3.11(d) hereof.

(ii) At least one Business Day prior to the Merger Closing Date, the Company will give or cause to be given a notice of redemption (“Notice of Redemption”) to the Depositary as the Holder of the Notes and to the exchange agent under the Merger Agreement (the “Exchange Agent”) setting forth:

(A)	the Merger Closing Date;

(B) the redemption price;

(C) the name and address of the Exchange Agent;

(D) that Notes called for redemption must be surrendered to the Trustee, in its capacity as Paying Agent, to collect the redemption price;

(E) that unless the Company defaults in making such redemption payment, interest on the Notes ceases to accrue on and after the Merger Closing Date;

(F) any conditions to redemption, which may include the consummation of the Merger;

(G) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(H) the cash amount and the number of shares of Acquiror Parent Common Stock to be paid to the Depositary as the Holder of the Notes pursuant to Section 3.11(d).

(d)    Deposit and Payment of Redemption Price; Delivery of Shares.

(i) On the Merger Closing Date, the Company shall deposit or cause to be deposited with the Trustee an amount of cash sufficient to pay the cash portion of the redemption price of, and accrued and unpaid interest (to, but excluding, the Merger Closing Date) on, all Notes. The Trustee, within three Business Days following the Merger Closing Date, will distribute such cash portion of the redemption price to the Holders.

(ii) The Company, on the Merger Closing Date, will direct the Exchange Agent to issue and deposit or cause to be deposited with the Depositary as the Holder of the Notes uncertificated shares of Acquiror Parent Common Stock represented by book entry in the amounts reflected in the Notice of Redemption within three Business Days following the Merger Closing Date.

(e)    Interest. If the Company complies with the provisions of Section 3.11(d), on and after the Merger Closing Date, interest will cease to accrue on the Notes. If the Notes are redeemed on or after a record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Merger Closing Date shall be paid to the Person in whose name such Note was registered at the close of business on such record date.

(f)    Absolute Redemption. Redemption of the Notes under this Section 3.11 shall be independent of the other provisions of Article III of this Indenture (other than this Section 3.11). Notwithstanding that the Merger would constitute a Change of Control under this Indenture, Article III of this Indenture (other than this Section 3.11) and particularly Section 3.10 shall not be applicable to the Merger or the redemption pursuant to this Section 3.11.

ARTICLE III

MISCELLANEOUS

3.1    Effectiveness.

(a)    This Third Supplemental Indenture shall become effective and binding on the Company, the Guarantors, the Trustee and every Holder heretofore or hereafter authenticated and delivered under the Indenture as of the date hereof.

(b)    The Proposed Amendments, as set forth in Article II hereof, shall become operative with respect to the Notes Documents at such time as the Company, the Guarantors, the Trustee and the Security Agent shall have executed this Third Supplemental Indenture to give effect to the amendment.

(c)    Upon becoming operative (and not before), all provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture with respect to the Notes and each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended by this Third Supplemental Indenture with respect to the Notes, unless the context otherwise requires. Upon becoming operative (and not before), the Indenture as amended and supplemented by this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes.

3.2    Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect.

3.3    Trustee and Security Agent Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee or the Security Agent, and neither the Trustee nor the Security Agent assumes any responsibility for the correctness thereof. Neither the Trustee nor the Security Agent makes any representation as to the validity or sufficiency of this Third Supplemental Indenture.

3.4    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE (AS SUPPLEMENTED BY THIS THIRD SUPPLEMENTAL INDENTURE), THE NOTES AND THE SUBSIDIARY GUARANTEES.

3.5    Severability. In case any provision in the Indenture (as supplemented by this Third Supplemental Indenture) or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

3.6    Execution in Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by fax or .pdf transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto.

3.7    The Trustee and the Security Agent. Wilmington Trust, National Association is entering into this Third Supplemental Indenture solely in its capacity as Trustee and Security Agent under the Indenture. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Security Agent by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee and the Security Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Security Agent with respect hereto. The recitals above shall constitute statements of the Company, and neither the Trustee nor the Security Agent assume any responsibility for their accuracy.

3.8    Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from this Third Supplemental Indenture and that the guarantee made by it pursuant to its respective Guarantee is knowingly made in contemplation of such benefits.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Third Supplemental Indenture to be duly executed as of the date first written above.

PIONEER ENERGY SERVICES CORP., a Delaware corporation

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER DRILLING SERVICES, LTD., a Texas corporation

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER GLOBAL HOLDINGS, INC., a Delaware corporation

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER PRODUCTION SERVICES, INC., a Delaware corporation

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER SERVICES HOLDINGS, LLC, a Delaware limited liability company

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER WIRELINE SERVICES, LLC., a Delaware corporation

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER WELLS SERVICES, LLC., a Delaware corporation

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Third Supplemental Indenture

PIONEER FISHING & RENTAL SERVICES, LLC., as Guarantor

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

PIONEER COILED TUBING SERVICES, LLC., as Guarantor

By:
Name:	Lorne E. Phillips
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Third Supplemental Indenture

IN WITNESS WHEREOF, the undersigned has caused a counterpart of this Third Supplemental Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Security Agent

By:
Name:
Title:

Signature Page to Third Supplemental Indenture